Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-132312, 333-144705, 333-176696, 333-204841 and 333-221385 on Form S-8 of our reports dated February 28, 2018, relating to the consolidated financial statements and financial statement schedule of Crocs, Inc. and subsidiaries, and the effectiveness of Crocs, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of Crocs Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 20, 2018